                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

FILED BY THE REGISTRANT /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               DIONEX CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX)
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1. Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------

   2. Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------

   3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11:(1)
- --------------------------------------------------------------------------------

   4. Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1. Amount Previously Paid:
- --------------------------------------------------------------------------------

   2. Form, Schedule or Registration Statement No.:
- --------------------------------------------------------------------------------

   3. Filing Party:
- --------------------------------------------------------------------------------

   4. Date Filed:
- --------------------------------------------------------------------------------

                               DIONEX CORPORATION
                               501 MERCURY DRIVE
                          SUNNYVALE, CALIFORNIA 94086

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 25, 1996

TO THE STOCKHOLDERS OF DIONEX CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dionex Corporation, a Delaware corporation (the "Company"), will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94086, on Friday, October 25, 1996 at 9:00 a.m. for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.

          2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 40,000,000 shares.

          3. To ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for its fiscal year ending June 30, 1997.

          4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on September 9, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          LOGO
                                          JAMES C. GAITHER

                                          Secretary

Sunnyvale, California
September 13, 1996

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                               DIONEX CORPORATION
                               501 MERCURY DRIVE
                          SUNNYVALE, CALIFORNIA 94086

                              1996 PROXY STATEMENT
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Dionex Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on October 25, 1996, at 9:00 a.m. (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94086.

     On December 29, 1995, the Company effected a two-for-one stock split through the payment of a stock dividend with respect to all of the Company's Common Stock outstanding on December 4, 1995. All share numbers and prices in this proxy statement as of a date prior to December 29, 1995 have been adjusted to give effect to the stock split.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

     The Company intends to mail this proxy statement and accompanying proxy card on or about September 13, 1996, to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on September 9, 1996 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 9, 1996, the Company had outstanding and entitled to vote 12,223,880 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but, except with respect to Proposal 2, are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 501 Mercury Drive, Sunnyvale, California 94086, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are four nominees for the four Board positions presently authorized in the Company's By-laws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all four directors having been elected by the stockholders.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of August 31, 1996.

                                            PRINCIPAL OCCUPATION/ POSITIONS
          NAME                 AGE               HELD WITH THE COMPANY
- -------------------------      ---       -------------------------------------
David L. Anderson........      52        General Partner, Sutter Hill Ventures
James F. Battey..........      75        Independent Investor
A. Blaine Bowman.........      50        President and Chief Executive Officer
B. J. Moore..............      60        Management Consultant

     Mr. Anderson has been a general partner of Sutter Hill Ventures, a venture capital investment partnership, since 1974. Mr. Anderson has served as a director of Dionex Corporation since it began operations in 1980 and previously served as a director of the predecessor of Dionex Corporation. Mr. Anderson is also a director of Cytel Corporation, Neurex Corporation, BroadVision, Inc. and Molecular Devices Corporation.

     Dr. Battey was President and Chief Executive Officer of Psi Star, Inc., which manufactured equipment used in the production of computer circuit boards, from 1981 until May 1987, and Chairman of the Board of Psi Star from May 1987 until his retirement in May 1990. Dr. Battey has served as a director of Dionex Corporation since it began operations in 1980 and previously served as a director of the predecessor of Dionex Corporation.

     Mr. Bowman has served as the Company's President and Chief Executive Officer and as a director since the Company began operations in 1980.

     Mr. Moore is an independent management consultant. From December 1985 until July 1991, he was President of Outlook Technology, Inc., a company that manufactured and sold high performance instrumentation and was merged with Biomation Corporation in August 1991. He has served as a director of Dionex Corporation since it began operations in 1980 and previously served as a director of the predecessor of Dionex Corporation. Mr. Moore is also a director of Adaptec, Inc.

MEETINGS; COMMITTEES

     During the fiscal year ended June 30, 1996, the Board of Directors held five meetings. The Board of Directors has two committees, an Audit Committee and a Compensation Committee. The Audit Committee recommends engagement of the Company's independent auditors, approves services performed by such auditors, and reviews and evaluates the Company's accounting system and its system of internal accounting controls. The Audit Committee, consisting of Messrs. Anderson, Bowman and Moore and Dr. Battey, held one meeting during the fiscal year ended June 30, 1996.

     The Compensation Committee reviews and administers the compensation of the Company's officers and certain members of senior management of the Company. The members of the Compensation Committee are Messrs. Anderson and Moore and Dr. Battey. During the fiscal year ended June 30, 1996, the Compensation Committee held one meeting.

     During the fiscal year ended June 30, 1996, each Board member attended all of the meetings of the Board of Directors and the committees upon which such member served.

                                   PROPOSAL 2

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has determined that it is advisable to increase the Company's authorized Common Stock and has adopted, subject to stockholder approval, an amendment to the Company's Certificate of Incorporation to increase the Company's authorized number of shares of Common Stock from 20,000,000 shares to 40,000,000 shares.

     As of August 1, 1996, 12,320,345 shares of Common Stock were issued and outstanding, after giving effect to a two-for-one stock split of the Common Stock effected in December 1995, and an additional 1,797,351 million shares were reserved for issuance upon the exercise of options granted under the Company's stock option and stock purchase plans. Accordingly, a total of only 5,882,304 shares of Common Stock are available for future issuance.

     Although the Board of Directors currently has no plans to issue the additional shares of Common Stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, effecting stock splits through payment of a stock dividend, providing equity incentives to employees, officers or directors, opposing a hostile takeover attempt or delaying or preventing changes in control or management of the Company, or establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products.

     The additional Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of outstanding shares of the Company's Common Stock, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware.

     The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this amendment to the Company's Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

                        APPROVAL OF INDEPENDENT AUDITORS

     Deloitte & Touche LLP ("Deloitte & Touche") has served as the Company's independent auditors with respect to the Company's books and accounts since the Company began operations in 1980.

     The stockholders are being asked to ratify the approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 1997. Although it is not required to do so, the Board of Directors is submitting the approval of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the Board would reconsider its approval of Deloitte & Touche as independent auditors for the fiscal year ending June 30, 1997. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

     Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They do not expect to make any statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

     THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of August 1, 1996 by (i) each director, (ii) each Named Executive Officer (as defined under "Executive Compensation"), (iii) all executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

                                                                            BENEFICIAL
                                                                           OWNERSHIP(1)
                                                                      ----------------------
                                                                       NUMBER       PERCENT
                        NAME OF BENEFICIAL OWNER                      OF SHARES     OF CLASS
    ----------------------------------------------------------------  ---------     --------
    Pioneering Management Corporation(2)............................  1,470,000       11.9%
      60 State Street
      Boston, MA 02109
    Neuberger & Berman(3)...........................................    700,852        5.7
      605 Third Avenue
      New York, NY 10158
    A. Blaine Bowman(4)(6)..........................................    767,476        6.0
    James F. Battey.................................................    265,690        2.2
    Barton Evans, Jr.(6)............................................    159,444        1.3
    David L. Anderson(5)(6).........................................    156,060        1.3
    Susan Strong(6).................................................     42,258        *
    Nebojsa Avdalovic(6)............................................     34,079        *
    Michael Pope(6).................................................     18,938        *
    B. J. Moore(6)..................................................     16,020        *
    All executive officers and directors as a group (the above 8
      persons)(7)...................................................  1,459,965       11.3

- ---------------
 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 12,320,345 shares outstanding on August 1, 1996 adjusted as required by rules promulgated by the SEC.

(2) Pioneering Management Corporation is a registered investment adviser. Of the shares set forth above, as of August 1, 1996, Pioneering Management Corporation had shared investment power with respect to 1,188,000 shares, sole investment power with respect to 282,000 shares and sole voting power with respect to 1,470,000.

(3) Neuberger & Berman ("N&B") is a registered investment advisor. In its capacity as investment advisor, N&B may have discretionary authority to dispose of or to vote shares that are under its management. As a result, N&B may be deemed to have beneficial ownership of such shares. N&B does not, however, have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. No single N&B client has an interest at N&B that amounts to 5% or more of the shares of Dionex Corporation. As of August 1, 1996, of the shares set forth above, N&B had shared dispositive power with respect to 700,852 shares, sole voting power with respect to 468,200 shares and shared voting power with respect to 42,100.

(4) Includes 26,132 shares held of record by a trust for the benefit of Mr. Bowman's minor daughter, as to which shares Mr. Bowman disclaims beneficial ownership.

(5) Includes 10,560 shares held by Mr. Anderson as custodian for his minor son, as to which shares Mr. Anderson disclaims beneficial ownership.

(6) Includes shares subject to outstanding stock options that were exercisable on August 1, 1996 or that will become exercisable within 60 days thereafter, as follows: Mr. Bowman, 435,700 shares; Mr. Evans, 119,000 shares; Mr. Anderson, 5,000 shares; Ms. Strong, 40,500 shares; Mr. Avdalovic, 33,250 shares; Mr. Pope, 16,750 shares; and Mr. Moore, 3,000 shares.

(7) Includes shares described in the notes above, as applicable.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1996, the Company's executive officers and directors complied with applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  Fees

     Each director of the Company who was not also an officer or employee of the Company received an annual fee of $12,000 in fiscal 1996 and $1,000 for each regularly scheduled meeting attended, including the Audit Committee meeting, and $750 for every other meeting attended. During fiscal 1997, the annual fee payable to non-employee directors will be $15,000, and the fees for each regularly scheduled meeting attended and each other meeting attended, respectively, will remain the same as in fiscal 1996.

  Directors' Stock Option Plan

     In fiscal 1989, the Company adopted, and the stockholders approved, the 1988 Directors' Stock Option Plan (the "Directors' Plan"), which provides for the non-discretionary automatic grant of stock options to purchase Common Stock of the Company to directors of the Company who are not otherwise employees of the Company or any parent or subsidiary of the Company (a "Non-Employee Director"). A total of 150,000 shares of the Company's Common Stock is authorized for issuance under the Directors' Plan. Of the Company's four directors, all but Mr. Bowman are eligible for grants of stock options under the Directors' Plan.

     The Directors' Plan is administered by the Company's Board of Directors. The Directors' Plan provides for the automatic grants to Non-Employee Directors of options to purchase 10,000 shares of Common Stock on October 21 following the date of each Non-Employee Director's initial election to the Board and for the automatic annual grants to each continuing Non-Employee Director of options to purchase 2,000 shares of Common Stock on each October 21 thereafter. All such options are granted with a per share exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Unless sooner terminated, the Directors' Plan will terminate on August 3, 1998.

     On October 21, 1995, in accordance with the Director's Plan, Messrs. Anderson and Moore and Dr. Battey each received an option to purchase 2,000 shares of the Company's Common Stock at a per share exercise price of $25.88.

     Each option granted under the Directors' Plan becomes exercisable in four equal annual installments starting on the first anniversary date of the grant, provided that the optionee has continually served as a Non-Employee Director or as an employee of the Company during the entire year prior to such vesting date. With limited exceptions, the optionee will forfeit all unvested portions of an option under the Directors' Plan upon termination of his or her service to the Company. Options granted under the Directors' Plan expire five years from the date of grant. As of August 1, 1996, 72,000 options to purchase Common Stock had been granted and 49,000 options had been exercised under the Directors' Plan. Options to purchase 6,000 shares of Common Stock were exercised during fiscal 1996, and the value realized upon exercise of such options was $118,938.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth, for the fiscal years ended June 30, 1996, 1995, and 1994, certain compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers at June 30, 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                        AWARDS(4)
                                                                       ------------
                                            ANNUAL COMPENSATION(1)      SECURITIES
                                            ----------------------      UNDERLYING         ALL OTHER
                                            SALARY(2)     BONUS(3)       OPTIONS        COMPENSATION(5)
   NAME AND PRINCIPAL POSITION     YEAR        ($)          ($)            (#)                ($)
- ---------------------------------  ----     ---------     --------     ------------     ---------------
A. Blaine Bowman.................  1996     $ 303,465     $320,859(8)         --            $ 7,408
  President and Chief Executive    1995       286,212      278,710        70,000              7,841
  Officer                          1994       274,789      248,750        68,000              9,483
Barton Evans, Jr.................  1996     $ 183,273     $ 97,299            --            $ 7,474
  Senior Vice President            1995       173,099       79,784        30,000              7,471
                                   1994       160,958       76,928        34,000              9,939
Nebojsa Avdalovic................  1996     $ 155,515     $ 69,026            --            $ 7,856
  Vice President                   1995       150,012       59,622        14,000              7,782
                                   1994       142,958       56,316        17,000              9,076
Michael Pope(6)..................  1996     $ 137,254     $ 56,537            --            $ 8,333
  Vice President and Chief         1995       105,924       50,762        22,000              7,096
  Financial Officer
Susan E. Strong(7)...............  1996     $ 136,985     $ 41,783            --            $ 7,945
  Vice President

- ---------------
(1) As permitted by rules promulgated by the SEC, no amounts are shown for "Other Annual Compensation," with respect to certain "perquisites," as such amounts for each Named Executive Officer do not exceed the lesser of 10% of such executive's salary plus bonus or $50,000.

(2) Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to the Company's 401(k) Plan.

(3) Amounts shown include amounts earned under the Company's Employee Profit Sharing Plan and the Management Bonus Plan. Under the Employee Profit Sharing Plan, amounts earned in fiscal years 1996, 1995, and 1994, respectively, were as follows: Mr. Bowman $70,859, $54,710 and $48,750; Mr. Evans $31,299, $23,784 and $21,928; Dr. Avdalovic $25,026, $19,622 and
    $18,316. Under the Management Bonus Plan, amounts earned in fiscal years 1996, 1995 and 1994, respectively, were as follows: Mr. Bowman $250,000, $224,000 and $200,000; Mr. Evans $66,000, $56,000 and $55,000; Dr. Avdalovic
    $44,000, $40,000 and $38,000. In fiscal 1996 and 1995, respectively, Mr.
    Pope earned $21,537 and $14,762 under the Employee Profit Sharing Plan and $35,000 and $36,000 under the Management Bonus Plan, and, in fiscal 1996, Ms. Strong earned $19,783 under the Employee Profit Sharing Plan and $22,000 under the Management Bonus Plan.

(4) The Company has not granted any stock appreciation rights or restricted stock awards.

(5) Amounts shown include Company contributions to the Company's 401(k) Plan.

(6) Mr. Pope became an executive officer of the Company in April 1995. Therefore, no amounts are shown for fiscal 1994.

(7) Ms. Strong became an executive officer of the Company in July 1995. Therefore, no amounts are shown for fiscal 1995 and 1994.

(8) Includes $150,000 deferred at the election of Mr. Bowman pursuant to the Company's compensation deferral plan established by the Company for Mr. Bowman.

STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under the Dionex Corporation Stock Option Plan (the "Plan") and, until August 1994, also granted options under its 1984 Supplemental Stock Option Plan (the "1984 Plan"). The 1984 Plan terminated on August 1, 1994, and no further grants of options have been made since such date, or may be made, thereunder. The Plan will terminate in July, 2005, unless sooner terminated by the Board. The 1984 Plan and the Plan are collectively referred to as the "Option Plans." Officers and employees of and consultants to the Company or any of its subsidiaries are eligible to participate in the Plan and were eligible to participate in the 1984 Plan, except that only employees of the Company are entitled to receive "incentive stock options" under the Plan. As of August 1, 1996, options to purchase a total of 1,436,284 shares had been granted and were outstanding under the Option Plans and options to purchase 1,104,927 shares remained available for grant under the Plan.

     Options granted under the Plan may be "incentive stock options" intended to qualify as such within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options. The exercise price of incentive stock options and nonstatutory stock options granted under the Plan may not be less than 100% and 85%, respectively, of the fair market value of the Common Stock of the Company on the date of grant. The 1984 Plan was a nonstatutory stock option plan, and the exercise price of options granted thereunder was at least 85% of the fair market value of the Common Stock on the date of grant.

     Options granted under the Option Plans are nontransferable except upon death and may be exercised by the optionee only while employed by or providing services to the Company or any of its subsidiaries, except that options granted under the Option Plans generally may be exercised within 30 days of an optionee's termination of an employment or service relationship with the Company. In the event of death or permanent disability, options under the Option Plans may be exercised within 18 or 12 months, respectively, thereof.

     Options granted under the Option Plans generally expire ten years from the date of the grant and become exercisable in 25% increments each year beginning one year from the date of the grant. The Option Plans contain provisions permitting the Board of Directors to accelerate vesting of outstanding options. In addition, in the event of a dissolution or liquidation of the Company, a specified stockholder-approved merger or a sale of all or substantially all of the assets of the Company, to the extent permitted by law, vesting with respect to each outstanding option will automatically be accelerated, unless such options are either assumed by any successor corporation (or its parent corporation) or are otherwise replaced with comparable options to purchase shares of the capital stock of such successor corporation or parent thereof.

     During the fiscal year ended June 30, 1996, no options were granted to or exercised by the Named Executive Officers. The following table sets forth, for the fiscal year ended June 30, 1996, certain information regarding options held at year end by the Named Executive Officers.

                         FISCAL YEAR-END OPTION VALUES

                                  NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED IN-THE-MONEY
                                 UNEXERCISED OPTIONS AT FY-END (#)           OPTIONS AT FY-END($)
               NAME                EXERCISABLE/UNEXERCISABLE(1)          EXERCISABLE/UNEXERCISABLE(2)
    ---------------------------  ---------------------------------     ---------------------------------
    Mr. Bowman.................       418,700/86,500                      $8,943,013/$1,136,937
    Mr. Evans..................       110,500/39,500                      $2,248,688/$ 525,812
    Dr. Avdalovic..............       29,000/19,000                        $ 503,875/$ 254,375
    Mr. Pope...................       13,000/24,000                        $ 188,969/$ 335,031
    Ms. Strong.................       36,250/19,750                        $ 668,844/$ 262,906

- ---------------
(1) Includes both in-the-money and out-of-the-money options.

(2) Represents the fair market value of the underlying shares on the last day of the fiscal year ($32.25 based on the closing sales price of the Common Stock as reported on the Nasdaq National Market) less the exercise price.

                        COMPENSATION COMMITTEE REPORT(1)

     The Compensation Committee of the Board of Directors (the "Committee") consists of non-employee directors and establishes compensation policy and practices for the Company's Chief Executive Officer ("CEO") and its other executive officers. All compensation at the Company is based upon a sustained high level of individual performance and the Company's overall performance. The Committee provides direction and makes recommendations on all compensation matters relating to executive officers and other senior management employees, including stock option grants.

COMPENSATION PHILOSOPHY

     The goal of the compensation program is to tie compensation to the attainment of specific business and individual objectives, while providing compensation sufficient to attract, retain, motivate and reward executive officers and other key employees who contribute to the long-term success of the Company. In furtherance of these goals, annual base salaries are generally set at levels that take into account both competitive and performance factors. The Company also relies to a significant degree on annual and longer-range incentive compensation in order to attract and motivate its executives. Incentive compensation is variable and is closely tied to corporate performance to encourage profitability growth and the enhancement of stockholder value. The Company's total compensation package, composed of base salary, bonus awards and stock option grants, is designed to be competitive with leading separations science and high technology companies with which the Company competes for people.

CASH-BASED COMPENSATION

     Cash-based compensation paid to executive officers in fiscal 1996 consisted of base salary, including amounts received pursuant to the Company's Employee Profit Sharing Plan, and an annual incentive award under the Company's Management Bonus Plan. For fiscal 1996, in making its competitive analysis of cash-based executive compensation, the Committee reviewed surveys provided by Towers Perrin, Hewitt and Associates and the Western Management Group, all nationally recognized consulting organizations specializing in executive compensation, of compensation paid to executive officers of separations science and high technology companies. Generally, the Committee sets annual base salary levels and bonus amounts to provide for a total cash-based compensation that is within the second and third quartiles of compensation paid to executive officers of separations science and high technology companies with which the Company competes for talented executives.

  Base Salary

     The Committee annually reviews and adjusts each executive officer's base salary. To ensure retention of qualified management, the Committee generally targets base salaries paid to executive officers at competitive levels, based on the surveys described above. In addition, when reviewing base salaries, the Committee considers both qualitative and quantitative factors relating to individual and corporate performance, levels of responsibility, prior experience and breadth of knowledge. The Committee does not base its considerations on any single one of these factors nor does it specifically assign relative weights to factors. In many instances, the qualitative factors necessarily involve a subjective assessment by the Committee. Generally, in determining salary adjustments for executive officers (other than the CEO), the Committee relies primarily on the evaluation and recommendations of Mr. Bowman.

- ---------------

     (1)This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

  Employee Profit Sharing Plan

     The Company's Employee Profit Sharing Plan (the "EPSP") has been established to reward all North American fulltime employees of the Company, including executive officers, for their contributions to the Company's profitability for any given year. The structure of the EPSP provides for the development of a compensation pool, the size of which is based on profits for a given year. In fiscal 1996, each eligible employee, including each of the executive officers, received pursuant to the EPSP an amount equal to approximately 12% of such employee's eligible compensation.

  Annual Incentive Award

     The Management Bonus Plan (the "MBP"), an annual incentive award plan, is the variable pay program for officers and other senior managers of the Company. The actual bonus award earned depends on the extent to which Company and individual performance objectives are achieved for any given year. Company objectives consist of achieving operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. The Company does not set any specific target levels of compensation nor does it base its bonus determinations on achievement of all criteria. At the end of each fiscal year, the Committee evaluates the degree to which the Company has met its goals in light of its historical and industry-wide performance. The Committee then determines individual awards under the MBP by evaluating each participant's contribution to the achievement of the Company's objectives and overall individual performance as well as by ensuring that the bonus awards remain at competitive levels.

  Cash-based Compensation For Fiscal 1996

     The amount of the aggregate of Mr. Bowman's base salary and EPSP award for fiscal 1996, in addition to his annual bonus under the MBP, was in the third quartile compared to the surveyed group of leading separations science and high technology companies. Following a review of the above-described surveys, the Committee set Mr. Bowman's base annual salary for fiscal 1996 at $305,000, representing an increase of 7% over his base salary for fiscal 1995.

     In setting Mr. Bowman's base salary and amount of award under the MBP, the Committee took into account, in addition to competitive consideration, the Committee's evaluation of Mr. Bowman's contribution to the performance of the Company in fiscal 1996. In particular, the Committee took into consideration the Company's financial performance, including sales growth and profitability, as well as contributions by Mr. Bowman to achievements in strategic planning and positioning. The Committee also considered Mr. Bowman's leadership and experience in the separations science industry and the scope of Mr. Bowman's responsibility and rated Mr. Bowman's individual performance as exceptional. This performance level resulted in an annual bonus award to him of $250,000.

     Similar competitive consideration and corporate and individual performance factors accounted for increases in base salaries and were taken into consideration in determining awards under the MBP for other executive officers for fiscal 1996. The percentage increase in base salaries of executive officers, excluding Mr. Pope, ranged from 4% to 5%. Mr. Pope received an increase of 32% in his base salary, which was partially attributable to his promotion to the position of Vice President and Chief Financial Officer in April 1995 and his undertaking of the additional responsibilities associated with such position. The executive officers received awards under the MBP ranging from 16% to 36% of their base salaries.

  Long-Term Incentives

     The Company utilizes a long-term incentive program, currently consisting of the Dionex Corporation Stock Option Plan (the "Plan") and, until August 1994, also consisting of the Supplemental Stock Option Plan, to further align the interests of stockholders and management by creating common incentives related to the possession by management of a substantial economic interest in the long-term appreciation of the Company's stock. In determining the size of an option to be granted to an executive officer, the Committee takes into account the officer's position and level of responsibility within the Company, the officer's existing stock and unvested option holdings, the potential reward to the officer if the stock price appreciates in the public market, and the competitiveness of the officer's overall compensation arrangements, including stock options. Additional long-term incentives are provided through the Company's Employee Stock Participation Plan in which all eligible employees, including eligible executive officers of the Company, may purchase stock of the Company, subject to specified limits, at 85% of fair market value.

     No options were granted to executive officers in fiscal 1996. In 1995, Mr. Bowman was granted an option to purchase 70,000 shares and the other executive officers were granted options to purchase shares in amounts ranging from 14,000 to 30,000 shares.

     Section 162(m) of the Internal Revenue Code limits the Company to a deduction, for federal income tax purposes, of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has determined that stock options granted under the Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation." In fiscal 1996, the Company's stockholders approved an amendment to the Plan which allows any compensation recognized by a Named Executive Officer as a result of the grant of such a stock option to be deductible by the Company. The Committee believes that it is quite unlikely that compensation, excluding the value of any stock options granted under the Plan paid to any Named Executive Officer in a taxable year, which is subject to the limitation will exceed $1 million.

                                          DAVID L. ANDERSON
                                          JAMES F. BATTEY
                                          B. J. MOORE

                      PERFORMANCE MEASUREMENT COMPARISON1

     The following chart shows total stockholder return for the Standard & Poor's 500 Stock Index, a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the "Peer Group")2 and for the Company:

          COMPARISON OF 5-YEAR TOTAL CUMULATIVE RETURN ON INVESTMENT3

      MEASUREMENT PERIOD          DIONEX COR-
    (FISCAL YEAR COVERED)          PORATION       PEER GROUP        S&P 500
6/91                                       100             100             100
6/92                                     91.67           96.82          113.42
6/93                                    118.33          102.81          128.90
6/94                                    110.83          107.90          130.72
6/95                                    152.50          134.39          164.80
6/96                                    215.00          183.85          207.65

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

- ---------------

1 This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2 Upon written request of a stockholder, the Company will provide a list of companies comprising the Peer Group as well as the list of companies that were included in the prior year's Peer Group but are not included in this year's Peer Group because such companies are no longer listed under the SIC Code 3826 and companies that were not included in the prior year's Peer Group but are included in this year's Peer Group because such companies are currently, but were not in the prior year, listed under the SIC Code 3826.

3 The total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the S&P 500 Stock Index and the Peer Group, based on June 30, 1991 = 100. In accordance with the rules of the SEC, the returns of companies comprising the Peer Group are weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than May 16, 1997 in order to be included in the proxy statement and proxy relating to that meeting.

                                          By Order of the Board of Directors
                                          LOGO
                                          JAMES C. GAITHER

                                          Secretary

September 13, 1996

                                  DETACH HERE

PROXY

                               DIONEX CORPORATION

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 25, 1996

        The undersigned hereby appoints A. BLAINE BOWMAN and MICHAEL W. POPE, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Dionex Corporation that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Dionex Corporation to be held at DIONEX CORPORATION, 501 MERCURY DRIVE, SUNNYVALE, CALIFORNIA 94086 on Friday, October 25, 1996 at 9:00 A.M. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE     _____________
                                                                   SEE REVERSE
                                                                      SIDE
                                                                  _____________

                                  DETACH HERE                   DIO 2F

/X/ Please mark
    votes as in
    this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

   NOMINEES: David L. Anderson, James F. Battey, A. Blaine Bowman and B.J.
   Moore

             / /FOR ALL NOMINEES     / /WITHHELD FROM ALL NOMINEES

   / /______________________________________            MARK HERE   / /
      For all nominees except as noted above            FOR ADDRESS
                                                        CHANGE AND
                                                        NOTE BELOW


Signature: ________________________________  Date: ______________


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS.

2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 40,000,000 shares.

                      FOR         AGAINST         ABSTAIN
                      / /           / /             / /

3. To ratify selection of Deloitte & Touche LLP as the Company's independent auditors for its fiscal year ending June 30, 1997.

                      FOR         AGAINST         ABSTAIN
                      / /           / /             / /

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.



Signature: ________________________________  Date: ______________